EXHIBIT 11.1 (a)

                   RICHFOOD HOLDINGS, INC.
        COMPUTATION OF NET EARNINGS PER COMMON SHARE
    (Dollar amounts in thousands, except  per share data)


                                                 Third Quarter
                                        January 6,           January 7,
                                          1996                 1995
                                       (12 Weeks)           (12 Weeks)

NET EARNINGS                           $   2,772           $   10,086

PRIMARY EARNINGS PER COMMON SHARE:
  Weighted average number of
   common shares outstanding          31,238,018           31,143,963

  Net additional common shares
   issuable upon exercise of
   dilutive options, determined
   by treasury stock method              491,148              320,155

  Common shares and equivalents       31,729,166           31,464,118

  Net earnings per common share (a)    $    0.09           $     0.32


FULLY DILUTED EARNINGS PER COMMON SHARE:
  Common shares and equivalents       31,729,166           31,464,118

  Net additional common shares
    issuable upon exercise of
    dilutive options, determined by
    treasury stock method
    using quarter-end market price,
    if higher than average price          --                  33,441

  Common shares and equivalents (b)  31,729,166           31,497,559

  Net earnings per common share (a)   $    0.09           $     0.32

NOTE:(a)  Dilution is less than 3%.
     (b) The Company does not have any other potentially dilutive securities.

                                              EXHIBIT 11.1 (b)

                   RICHFOOD HOLDINGS, INC.
        COMPUTATION OF NET EARNINGS PER COMMON SHARE
    (Dollar amounts in thousands, except  per share data)

                                                Year-to-Date
                                        January 6,         January 7,
                                          1996               1995
                                       (36 Weeks)         (36 Weeks)

NET EARNINGS                        $     22,787       $     27,599

PRIMARY EARNINGS PER COMMON SHARE:
  Weighted average number of
    common shares outstanding         31,218,195         31,124,023

  Net additional common shares
    issuable upon exercise of
    dilutive options, determined
    by treasury stock method             491,148            314,845

  Common shares and equivalents       31,709,343         31,438,868

  Net earnings per common share (a) $       0.72       $       0.88


FULLY DILUTED EARNINGS PER COMMON SHARE:
  Common shares and equivalents       31,709,343         31,438,868

  Net additional common shares
    issuable upon exercise of
    dilutive options, determined by
    treasury stock method
    using quarter-end market price,
    if higher than average price          --                33,441

  Common shares and equivalents (b)   31,709,343        31,472,309

  Net earnings per common share (a) $       0.72     $        0.88


NOTE:(a)  Dilution is less than 3%.
     (b) The Company does not have any other potentially dilutive securities.